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[LOGO]

August 22, 1997

Mr. Simon K. Hodson
EarthShell Container Corporation
800 Miramonte Drive
Santa Barbara, CA 93109-1419

Finally we have reached a point where most of the problems and issues surrounding your development -- and our introduction -- of EarthShell packaging are behind us. To summarize where we are in simple terms, and to avoid as much legalese as possible, I'd like to confirm the following: As soon as price can be agreed upon, I will recommend to the McDonald's Senior Management that we authorize the purchase of EarthShell sandwich containers (the "Containers") for a single menu item for all McDonald's restaurants in the United States for at least a three-year period.

The responsibility to accept and pay for product thereafter, or to continue to accept and pay for product, however, shall be expressly subject to the following terms and conditions:(1)

                           TERMS AND CONDITIONS

1. The Containers will meet and maintain all product specifications established by McDonald's which specifications may be amended from time to time by McDonald's in its reasonable discretion. (Initial specifications are attached to this letter as Exhibit A which are subject to Paragraph 9 hereof.) Where a change in specifications requires or justifies an adjustment in the price of the containers, either upwards or downward, all parties will use their best efforts to negotiate or facilitate such an adjustment directly through their agents, licensees, converters, or affiliates.

2. McDonald's shall receive such assurances and documentation as is reasonably required in order to ensure that the use of EarthShell Containers shall not violate or infringe the patent or other intellectual or proprietary rights of others.

3. EarthShell and/or its licensed converters supplying McDonald's with EarthShell Containers ("licensed converters") shall demonstrate their ability to manufacture and have ready for use an adequate ongoing supply of the Containers in order to meet the quantity and quality requirements of the intended purchase order.


-----------------------------
(1) Even though we are very encouraged by the product we have tested, these terms and conditions are necessitated by the fact that the product has not yet actually been manufactured on the same equipment that would be needed to meet our quantity requirements.


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4.  Any environmental claims made from time to time by EarthShell, its subsidiaries, affiliates and licensed converters shall be appropriate, properly supported, and in compliance with all applicable guidelines as respects the Containers.

5. The price of EarthShell Containers sold to the McDonald's system shall not exceed the price charges to any third party by EarthShell or any of its licensed converters for a comparable EarthShell Container taking into account product specifications, quantities ordered, delivery terms, etc.

6. The Containers are favorably received and continue to be favorably received by McDonald's franchisees and McDonald's restaurant customers as determined in McDonald's reasonable discretion.

7. EarthShell, its officers, directors, employees and affiliates shall not engage in any act, or the Containers shall not have any environmental or other characteristics, (whether actual or perceived) which, in McDonald's reasonable discretion, could adversely affect the McDonald's brand or McDonald's System.

8. Neither EarthShell nor its licensed converters shall be in default of any contractual obligations to Perseco or any other McDonald's supplier in connection with the Containers which are the subject of this letter.

9. In the event that any term or condition contained in this letter is not met, EarthShell or its licensed converter shall have a reasonable time to cure the problem or otherwise restore the product to compliance with the terms and conditions, subject to the following:

        A. If the terms and conditions are not met within 24 months of the date of this letter, neither McDonald's nor Perseco shall have further obligations to purchase or authorize purchase of the Containers, and

        B. Once Containers are in use in McDonald's restaurants, a failure in any terms or conditions may require that existing inventories be discarded and replaced with alternative packaging provided by third parties. (In other words, the restaurants cannot be expected to use defective or otherwise non-compliant Containers.)

10. EarthShell and its licensed converters acknowledge and agree that McDonald's continuously investigates ways to improve its operations, that McDonald's is generally engaged in a wide variety of research and investment opportunities in a broad array of areas, and that McDonald's may be working with, investigating or reviewing other or similar products, concepts and/or technologies with other entities. EarthShell and its licensed converters expressly acknowledge and agree that such activities on the part of McDonald's do not breach the terms and conditions set out in this letter and that McDonald's has no obligation to disclose its involvement in such activities to EarthShell. Furthermore, EarthShell and its licensed converters acknowledge and agree that McDonald's will at all times, be free to investigate and utilize alternate sources of sandwich containers.


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11.  EarthShell and its licensed converters will continuously improve upon the environmental impacts of the Containers provided to Perseco with a long-term goal of reducing the key environmental loadings by 40% from the April 18, 1997 LCI submitted by Franklin Associates for the QPC sandwich container.

12. EarthShell's licensed converters agree that if they believe that the production and sale of Containers in accordance with any McDonald's specifications will result in such Containers not being in compliance with all applicable laws, rules, regulations, and local codes, or that the Containers will infringe any patent or other proprietary right of a third party, then EarthShell's licensed converters will immediately notify McDonald's and provide to McDonald's all relevant information concerning such belief. EarthShell and its licensed converters acknowledge and agree that McDonald's is looking to EarthShell and its licensed converters to advise it of the aspects of the McDonald's specifications that should be changed and of EarthShell and/or its licensed converters recommended changes so that the Containers will be in compliance with such codes, regulations and laws and not infringe any patent or other proprietary right of a third party. McDonald's, in its sole discretion, shall determine whether or not to accept the specification changes recommended by EarthShell and/or its licensed converters.

13. EarthShell and its licensed converters acknowledge that McDonald's does not directly operate any McDonald's restaurants and will not purchase any Containers from EarthShell and its licensed converters. EarthShell and its licensed converters acknowledge and agree that orders for Containers will come only from Perseco or the approved independent distribution centers and that Containers will be used only by McDonald's restaurants owned by independent franchisees or McDonald's subsidiary corporations, referred to as McOpCo's, and other approved parties ordering directly from EarthShell's licensed converters. EarthShell and its licensed converters acknowledge and agree that McDonald's is not making any promises, commitments or guarantees of sales.

14. EarthShell and its licensed converters acknowledge and agree that the only contractual obligations involved in this contemplated business relationship for the purchase of Containers arise from orders placed by McDonald's independent distribution centers (through Perseco) and approved by McDonald's for sale to McDonald's restaurants. These parties decide whether to order from EarthShell's licensed converters and their obligations are limited to payment for items delivered in conformity with their orders. McDonald's is not responsible for and does not guarantee payment of any invoices or accounts (whether past due, delinquent or otherwise) from anyone ordering from EarthShell's licensed converters and those parties ordering from EarthShell's licensed converters are solely responsible for payment.

15. EarthShell and its licensed converters agree to indemnify McDonald's its subsidiaries, suppliers and franchisees from any and all claims, damages, expenses and lawsuits caused by the Containers which are not attributable to McDonald's, its affiliates, subsidiaries, suppliers or franchisees, including, without limitation, infringement of any patent or any other proprietary right or trade secret misappropriation or unfair competition claims. EarthShell and its licensed converters


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     agree to maintain comprehensive general liability insurance in an amount and with a carrier having a financial rating approved by McDonald's to list McDonald's as an additional named insured, as its interests may appear, and to provide McDonald's upon request with proof of such insurance. Liability under this paragraph however, shall not be limited by the amount of insurance carried. The parties will use their best efforts to minimize and negotiate such claims to the extent possible.

16. EarthShell and its licensed converters' authority to use any McDonald's trademark is limited to the usage designated by McDonald's in writing and is subject to termination by McDonald's with or without cause at any time. In addition, EarthShell and its licensed converters are prohibited from adding the "Mc" or "Mac" prefixes to any items unless EarthShell and its licensed converters secure McDonald's prior written approval.

17. Except as required by law, EarthShell and its licensed converters are not authorized to make any public announcements that it or they are an approved McDonald's supplier or that the Containers are approved by McDonald's unless EarthShell and its licensed converters first receive express written permission from McDonald's to make that disclosure.

18. The EarthShell logo and/or other identifying marks shall not be displayed on the Containers except in a manner to which McDonald's agrees, which agreement shall not be unreasonably withheld.

19. This letter sets forth the understanding of the parties regarding McDonald's approval of the purchase of Containers and to the extent inconsistent therewith supersedes all prior written and oral agreements and understandings regarding the same.

20. This letter is not intended to be an enforceable agreement and is subject to the negotiation of definitive documentation in accordance with the terms and conditions set forth above.

If the above conforms with your understanding, please let me know so that I can make my final recommendation to Senior Management.


Very truly yours,



/s/ Shelby Yastrow
---------------------------
Shelby Yastrow






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                                                                     EXHIBIT A

                         PACKAGING CRITERIA FOR SUCCESS

I.   STORE OPERATIONS:
     A. Package product breakage and operational failure rate must meet allowable target limits:
         1.   Breakage is defined as:
              a) Damage to the outer case of the container that raises concern about the sanitary and quality nature of the package held within.
              b)   Damage to the actual package that renders the package
                   non-functional, such as closure or hinge damage.
              c)   Aesthetic damage to the actual package that renders the
                   package non-usable as determined solely by the McDonald's restaurant.
         2.   Allowable and target rates:
              a)   Not to exceed 1% in the McDonald's System;
              b) Target of 0% to be approached with incremental improvements in subsequent years of use in the McDonald's System.
         3. Breakage/failure measurement to include a sum of, but not exclusive to the following:
              a)   Transportation and related distribution handling
              b)   Crew operations and handling
     B.  Package must be functional in all potential
         McDonald's preparation methods:
     C. Package must be the appropriate size to contain the specified sandwich while maintaining sandwich integrity and appearance acceptable to McDonald's. The package size must consider the changing operational and product environments at McDonald's.
     D.  Package must be fast and easy to close.
     E.  Package must stay closed, when in the bin for example.
     F. Package should not be confusing to the crew to use - easy to train the crew.
     G. Package should perform well in all styles of transfer bins; slide, shelf, stack.
     H.  Package should stack easily in carry-out bags.
     I.  Package must be functional in storage and handling.
         1.   Case size must be appropriate for storage
         2. Case weight must be appropriate for crew handling (under 40 lbs maximum)
         3. May need inner sleeves to facilitate crew transportation and storage


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II.  CUSTOMER SATISFACTION:
     Marketability of the package to be used in the McDonald's restaurants needs to perform at least equivalently to the F-flute container (or current incumbent package) for parameters below:
     A. McDonald's Marketing perspective - meets standards and requirements of appropriate McDonald's Marketing Management. Including such parameters as:
         1.   Base colors
         2.   Ink colors
         3.   Print areas
         4.   Overall appearance of the container
         5.   Promotional vehicle to carry coupons or game pieces
         6.   Graphics changes/printability
         7.   Label application for games
         8. The graphics need to facilitate, and not limit, the crew's ability to distinctively identify the package for different menu items, including:
              a)   In the grill area when preparing the food
              b) In the bin when selecting product to present to the customer
     B. The package must meet the requirements of McDonald's consumers as measured by and in accordance with McDonald's Market Research group, in areas such as:
         1.   Improvement in food taste ratings, including
              a)   temperature
              b)   moistness
              c)   sensory evaluation
         2.   Overall ease of use
              a)   In-store
              b)   Drive-thru
         3.   Food product appearances
         4.   Package attractiveness
         5.   Ease of differentiating one sandwich package from another
         6.   Perceived environmental impact
         7.   Intent to buy more McDonald's products
     C. The package must be meet the standards and requirements of McDonald's Test Kitchen, in areas such as:
         1.   Food taste
         2.   Food appearance
         3.   Food temperature


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III. ENVIRONMENTAL IMPACT:

     The environmental impact of the any alternative package needs to be, at a minimum, comparable to the environmental impact of the incumbent package. The overall goal of McDonald's and Perseco is to continuously improve the environmental impact of the packaging used in the McDonald's System. Environmental impacts are measured by, but not limited to, life cycle inventories and assessments, expert environmental and scientific input and review, public opinion, media coverage, and McDonald's and Perseco's own assessment.

IV.  PRICE AND AVAILABILITY:

     The delivered price of the alternative package must give McDonald's a competitive value gap against their competition, with the value gap determined solely by McDonald's. The delivered price to include FOB (exworks), freight delivered to the restaurant level and breakage allowances.

     A. Delivered cost:

        1. FOB
        2. Freight from supplier to DC
        3. Freight from DC to restaurant
        4. Breakage allowance

     B. The competitive value gap must apply against other competitive new packaging introductions that may occur prior to or during the introduction of the subject alternative package, and thereafter.

     C. The competitive value gap must be sustained throughout any product changes inherent in the McDonald's system, such as, but not limited to:

        1. New food preparation procedures
        2. New menu item formulations, such as bun sizes
        3. New packaging performance expectations

     D. The alternative package must meet all applicable FDA guidelines for food safety. The package must be safe to use for its intended purpose with the consumer in mind.

     E. As the alternative package is introduced to the market, it is McDonald's and Perseco's expectation that the McDonald's System has assured supply. Assured supply means that all orders by the McDonald's distribution centers are filled on time and in full, unless previously agreed upon contingency plans are agreed upon.

     F. As the alternative package manufacturing base needs expansion, McDonald's will make the final decision on which converter and converter location(s) will get additional production volumes. The converter selection is not limited by the initial converter or technology licenser.

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V.   OTHER BUSINESS PARAMETERS:

     A. The alternative package manufacturer and/or licenser of technology shall provide McDonald's with First Right to Refusal:

        1. The option to purchase the First commercial production available for any Quick Service Restaurant (QSR) package developed, by any converter.
        2. Sustaining volumes for McDonald's demand for any QSR package prior to sale of said package to other companies/organizations.

     B. If for any reason the converter fails to meet any of the criteria for success items in this document, McDonald's and Perseco reserves the right to make null and void any and all agreements to purchase subject package, and all liabilities will be the responsibility of the converter(s).

     C. If during the course of commercialization or on-going business the McDonald's food preparation systems or menu item recipes change, McDonald's or Perseco will not be held responsible for any tooling or other production equipment or facilities thereby made obsolete.

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[LOGO]

August 22, 1997


Shelby Yastrow, Esq.
General Counsel & Executive Vice President
McDonald's Corporation
One Kroc Drive
Oak Brook, IL 60521

Dear Shelby:

Thank you for your letter of August 22, 1997 specifying the terms and conditions upon which you will recommend to McDonald's Senior Management that they approve the purchase of an EarthShell sandwich container for use in all of McDonald's domestic restaurants. This letter confirms our acceptance of those terms and conditions.

If her schedule permits, I would like to arrange for Claire Babrowski to visit our facilities next week in Santa Barbara and to review our products and recent technological improvements. Please have her call me at her earliest convenience to discuss the scheduling of her visit.

Shelby, this is the most significant event in the Company's history and I am very grateful for your past patience, encouragement and support. This milestone could not have been achieved without your significant involvement, and the support of McDonald's Senior Management. You have my commitment, as well as that of the entire EarthShell team, to ensure that EarthShell packaging contributes to McDonald's well deserved reputation and success.

Sincerely,

/s/ Simon K. Hodson
Simon K. Hodson
Chief Executive Officer


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